Exhibit 5.1

Wenger Vieli Ltd.
Dufourstrasse 56 P.O. Box 8034 Zurich
NLS Pharmaceutics Ltd The Circle 6 8058 Zurich Switzerland

Andreas Hünerwadel *

Dr. iur. | LL.M. | Attorney at law

Partner

+41 58 958 55 11

a.huenerwadel@
wengervieli.ch

Pascal Honold *

lic. iur. | LL.M. | Attorney at law

Partner

+41 58 958 55 44

p.honold@
wengervieli.ch

CHE-100.791.342 MWST

AHN / PHO
NLS Pharmaceutics Ltd – Registration Statement on Form F-3	23 October 2024

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd, a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a prospectus supplement to the effective Registration Statement on Form F-3, filed on or around the date hereof (the “Registration Statement”), including the accompanying base prospectus set forth therein, with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale, from time to time by the Selling Shareholders (as defined and identified in the prospectus to the Registration Statement), of up to 2,747,437 shares (the “Shares”) of its common shares, par value CHF 0.80 per share (the “Common Shares”), consisting of: (i) 806,452 Common Shares issuable upon the exercise of warrants issued in a private placement in October 2024, pursuant to the terms of a securities purchase agreement dated 9 October 2024 (the “Warrant Shares”); (ii) 806,452 Common Shares issuable upon the share swap with certain of the Company’s preferred shares, pursuant to the terms of a securities purchase agreement dated 9 October 2024 (the “Conversion Shares”); (iii) 806,452 Common Shares issued in a private placement in October 2024, pursuant to the terms of a securities purchase agreement dated 9 October 2024 (the “New Common Shares”), and (iv) 328,081 Common Shares issuable upon the exercise of pre-funded warrants issued to certain warrant holders in October 2024, pursuant to the nine amendments to the common share purchase warrant dated 9 October 2024 and the amendment to the common stock purchase warrant dated 16 September 2024 (the “Pre-funded Warrant Shares”). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

*	Registered in the Bar Register of the Canton of Zurich

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the “Documents”):

1.	an electronic copy of the articles of association of the Company dated 10 October 2024, as filed with the Commercial Register of the Canton of Zurich with the updated share capital due to the issuance of 1,300,438 Common Shares and 806,452 preferred shares of the Company, as filed with the Commercial Register of the Canton of Zurich (the “Articles”);

2.	an electronic copy of notarized resolutions of the Company’s extraordinary shareholders’ meeting dated 3 October 2024;

3.	an electronic copy of the notarized resolutions of the Company’s board of directors dated 10 October 2024 regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) for the issuance of the New Common Shares and the corresponding amendments to the Articles (including the implementation of the capital band and the amendment of the conditional capital);

4.	an electronic copy of the certified excerpt from the Commercial Register of the Canton of Zurich in respect of the Company dated 11 October 2024;

5.	an electronic copy of an excerpt from the share and uncertificated securities ledger and register of beneficial owners of the Company dated 11 October 2024 regarding the New Common Shares;

6.	an electronic copy of an excerpt from the uncertificated securities ledger of the Company dated 11 October 2024 regarding the Warrant Shares;

7.	an electronic copy of the executed securities purchase agreement dated 9 October 2024 regarding the New Common Shares and Warrant Shares;

8.	an electronic copy of the executed securities purchase agreement dated 9 October 2024 regarding the preferred shares;

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9.	an electronic copy of the excerpt of the electronic publication in the SHAB (Swiss Official Gazette of Commerce) in respect of the Company dated 15 October 2024;

10.	an electronic copy of an excerpt from the uncertificated securities ledger of the Company dated 11 October 2024 regarding the Pre-funded Warrant Shares;

11.	an excerpt from the uncertificated securities ledger of the Company dated 23 October 2024 regarding the Pre-funded Warrants;

12.	electronic copies of nine executed amendments to the common share purchase warrant dated 9 October 2024; and

13.	an electronic copy of the executed amendment to the common stock purchase warrant with Armistice Capital Master Fund Ltd. dated 16 September 2024.

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the Company has not and will not dispose (i) the respective number of common shares reserved in the Company’s capital band (Kapitalband) for any other purpose than the Warrant Shares and the Pre-funded Warrant Shares, and (ii) the respective number of common shares reserved in the conditional capital (bedingtes Aktienkapital) for shareholders options of the Company for any other purpose than the Conversion Shares;

c)	the genuineness of all signatures;

d)	the completeness of and conformity to the originals of all Documents submitted to us as copies; and

e)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

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III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	The Warrant Shares issued out of the Company’s capital band (Kapitalband), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Warrant Shares) if the following conditions have been met prior to the issuance of any Warrant Shares: (i) The subscription form and/or exercise notice(s) to subscribe for such Warrant Shares will have been validly issued and properly delivered to the Company, (ii) the board of directors of the Company will have duly authorized the issuance and sale of such Warrant Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the capital increase out of capital band (Feststellungsbeschluss) was validly made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Warrant Shares, (iii) the nominal value of the Warrant Shares has been fully paid-in on a blocked account (Sperrkonto) of a Swiss licensed bank in Switzerland, (iv) to the extent required by Swiss law, a licensed auditor verifies that the capital increase report (Kapitalerhöhungsbericht) and confirms in writing that it is complete and accurate, and (v) the corresponding share capital increase in connection with such Warrant Shares has been registered into the Commercial Register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce).

b)	The Conversion Shares issued from the Company’s conditional share capital (bedingtes Aktienkapital), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Conversion Shares) if the following conditions have been met prior to the issuance of any Conversion Shares: (i) the exercise notice(s) to subscribe for such Conversion Shares will have been validly issued and properly delivered to the Company, and (ii) such Conversion Shares will be fully settled as to their conversion price of at least nominal value by way of setting-off or cash payment on a Company’s bank account of a Swiss licensed bank in Switzerland.

c)	The New Common Shares are validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the New Common Shares).

d)	The Pre-funded Warrant Shares issued out of the Company’s capital band (Kapitalband), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Pre-funded Warrant Shares) if the following conditions have been met prior to the issuance of any Pre-funded Warrant Shares: (i) The subscription form and/or exercise notice(s) to subscribe for such Pre-funded Warrant Shares will have been validly issued and properly delivered to the Company, (ii) the board of directors of the Company will have duly authorized the issuance and sale of such Pre-funded Warrant Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the capital increase out of capital band (Feststellungsbeschluss) was validly made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Pre-funded Warrant Shares, (iii) the nominal value of the Pre-funded Warrant Shares has been fully paid-in on a blocked account (Sperrkonto) of a Swiss licensed bank in Switzerland, (iv) to the extent required by Swiss law, a licensed auditor verifies that the capital increase report (Kapitalerhöhungsbericht) and confirms in writing that it is complete and accurate, and (v) the corresponding share capital increase in connection with such Pre-funded Warrant Shares has been registered into the Commercial Register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce).

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IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Wenger Vieli Ltd.

/s/ pp Daniel Oehri	/s/ Pascal Honold
Dr. Andreas Hünerwadel	Pascal Honold

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